CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Exhibit 10.2	Severance Agreement and General Release effective September 30, 2005 among Brian E. Becker, SFX Entertainment, Inc. d/b/a Clear Channel Entertainment, and Clear Channel Communications, Inc.
SEVERANCE AGREEMENT AND GENERAL RELEASE
     This Agreement is made and entered into by Brian E. Becker, SSN: [**], (hereinafter referred to as “Employee” or “Executive”); SFX Entertainment, Inc., d/b/a Clear Channel Entertainment and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Company”); and, Clear Channel Communications, Inc. and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Clear Channel”), in full and final settlement of any and all claims Employee may have or hereafter claim to have against Company and Clear Channel.
     WHEREAS, Employee and Clear Channel entered into an Employment Agreement, effective August 1, 2000, as amended on February 12, 2004 (“Employment Agreement”); and
     WHEREAS, Employee and Clear Channel mutually agree to terminate the Employment Agreement, except as stated herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Consideration for Agreement.
     1.1 Employee will no longer be a full-time employee of Company as of September 30, 2005 (the “Termination Date”). However, Clear Channel agrees to retain Employee as a

[**]   CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION
consultant to Clear Channel from the Termination Date through the earlier of either (i) the date Employee exercises his stock option grants under the SFX Entertainment Inc. 1998 and 1999

[**]   CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Stock Option and Restricted Stock Plans (“SFX Stock Options”), or (ii) the expiration of the SFX Stock Options on October 8, 2008, whichever occurs first. Clear Channel will compensate Employee for his services as a consultant in the amount of $1,000.00 per month. Employee’s duties as a consultant shall not exceed three (3) hours per month and shall be performed at such times and places as may be mutually agreed upon by Employee and the Company. The Company shall report the consulting fee payments made hereunder by (i) filing the appropriate 1099 forms for this amount, and (ii) making any other reports required by law. Employee agrees to comply, on a timely basis, with all tax reporting requirements applicable to the receipt of such payments and other compensation received hereunder and to timely pay all taxes due with respect to such amounts.
     1.2 In return for this Agreement and in full and final settlement, compromise, and release of all of Employee’s claims (as described in Section 2 below), Company agrees to pay as severance compensation to Employee the sum of Nine Hundred Twenty-Five Thousand Dollars ($925,000.00), less applicable federal and state withholding and all other ordinary payroll deductions. The first payment of $800,000.00 shall be paid between October 8-14, 2005, and the second payment of $125,000.00 shall be paid between January 1–7, 2006.
     1.3 Company agrees to pay as severance compensation to Employee an amount based on the percentage increase in Company’s EBITDA (earnings before interest, taxes, depreciation and amortization, as determined in accordance with generally accepted accounting principles by the firm of independent certified public accountants regularly engaged by the Company to prepare its financial statements and audit reports) as set forth in Exhibit A for (i) calendar year 2005 and (ii) calendar year 2006, multiplied by 119/365 (the ratio of the number of days in 2006 through April 29, 2006 to the total number of days in the year). This compensation shall be paid by Company as soon as practicable following publication of the Company’s financial statements for the applicable year, but in no event later than 60 days following the end of 2005 or 2006, as the case may be, and only if Employee does not revoke this Agreement.
     1.4 Company agrees to pay to Becker Entertainment Group, LLC (“BEG”) the sum of [**], between [**] to fund operating expenses for the purpose of [**]. Until [**], Employee and/or BEG shall offer to Company the right of first refusal for Company to [**]. Company shall have fourteen (14) days after receipt of the proposal to accept or decline the proposal, unless a third party artist or rights holder provides written notice of a shorter response time. If Company declines any opportunity required to be offered to it pursuant to the preceding sentence, then Employee and/or BEG shall be free to pursue such opportunity for their own account or with third parties, provided that they do so on substantially the same terms that are offered to Company.
     1.5 Company agrees that Employee shall have the right of first refusal, at a price to be determined by Company, for the following Company divestitures should they occur: [**]. Employee shall have up to twenty-one (21) days after receipt of financial statements related to such asset to exercise the right of first refusal. If Employee declines any opportunity required to be offered to him pursuant to this section, then Company shall be free to pursue such opportunity for its own account or with third parties, provided that it does so on substantially the same terms that are offered to Employee.
     1.6 If not already vested, all of Employee’s Clear Channel stock option grants under the Clear Channel Communications, Inc. 1998 and 2001 Stock Incentive Plans (“CCC Stock Options”) shall fully vest on the Termination Date. Employee shall have the remainder of the

[**]   CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

term of each CCC Stock Option to exercise such CCC Stock Option, determined without regard to the termination of Employee’s status as a full time employee of Company.
     1.7 Unless otherwise specified, the payments and obligations set forth in Sections 1.1 through 1.2 and 1.4 shall be made by Company and/or Clear Channel, as applicable, after the expiration of the seven-day revocation period noted in Section 7.4, and only if Employee does not revoke this Agreement. Unless required pursuant to federal and/or state tax requirements, the amounts payable to Employee under this Agreement shall not be subject to offset or adjustment.
2. Employee’s Release of Claims
     2.1 Employee hereby irrevocably and unconditionally releases and forever discharges Company and Clear Channel from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that this Release of Claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever. However, nothing in this Agreement is intended to diminish any of Employee’s benefit rights which might continue after termination of employment.
     2.2 The provisions of Section 2.1 shall not include any rights for insurance coverage or indemnity with respect to any third party claims against Employee relating to his employment with Company. In addition, the Company shall indemnify the Employee to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).
     2.3 Employee additionally hereby irrevocably and unconditionally releases and forever discharges Company and Clear Channel from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s employment with Company or any incident thereof, including, without limitation, his treatment by Company or Clear Channel or any other person, and the terms and conditions of his employment, or any claims under the Older Workers Benefit Protection Act of 1990 and the Age Discrimination in Employment Act (which prohibits discrimination on the basis of age).
     2.4 Employee does not waive rights or claims that arise following the execution of this Agreement.
3. Nondisclosure of Confidential Information: Employee reaffirms his obligations pursuant to Section 4 of his Employment Agreement, as set forth fully below:

During the course of the Executive’s employment with the Company, the Company will provide the Executive with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, formatting and programming concepts and plans, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Executive in the performance of his duties. The Executive understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Executive. The Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company, provided however, that Executive shall have the right to keep his rolodex (and/or the electronic equivalent thereof). This nondisclosure covenant is binding on the Executive, as well as his heirs, successors, and legal representatives, and will survive the termination of his Employment Agreement for any reason.

4. Non-Competition.
     4.1 Employee reaffirms his obligations pursuant to Section 5 of his Employment Agreement as set forth fully below. However, the parties agree that this non-competition covenant shall only apply until April 29, 2006:
(a) To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and in consideration for the stock options and other consideration promised by the Company under his Employment Agreement, during Executive’s employment with the Company and for a period of 12 months thereafter regardless of the reason for termination of employment, the Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the business of primarily promoting, producing, and presenting live diversified entertainment events of a character presented by the Entertainment Businesses during the Executive’s employment by the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has specific plans to operate that were known to the Employee during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding securities or other interests in any partnership, trust, corporation, or other entity provided such ownership is passive or, after the Executive’s employment with the Company has terminated, from being employed in the entertainment industry provided such employment is not primarily related to the promotion, production and presentation of live diversified entertainment events of a character presented by the Entertainment Businesses during the Executive’s employment by the Company. Notwithstanding the foregoing, after the Executive’s employment with the Company has terminated, upon receiving written permission by the Board, the Executive shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

(b) To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under his Employment Agreement, during the term of Executive’s employment with the Company and for a period of 12 months thereafter regardless of the reason for termination of employment, unless such termination is by the Executive for Good Reason, the Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any customer with whom the Company, or any subsidiary or affiliate of the Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Executive’s last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline and the same was known to the Executive during his employment with the Company.
(c) The Company and the Executive agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of his Employment Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).
(d) Should the Executive violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until he permanently ceases such violation.
     4.2 The Parties agree that Employee may be employed in the entertainment industry or own a company in the entertainment industry provided said employment or ownership does not violate the non-competition provisions set forth in Section 4.1 above (“Non-Compete”). In the event that Employee plans to acquire assets that in-whole or in-part violate the Non-Compete, Employee agrees that he shall remedy the violation prior to the closing of such acquisition (“Closing”). If Employee’s efforts are unsuccessful prior to the Closing, Employee shall have thirty (30) days to cure such breach of this Agreement by divesting the assets that are in competition with the Company’s business.
     4.3 . The Parties agree that Employee may call upon or otherwise engage in discussions and/or business with companies that are customers of Company, provided such contact does not divert or take away business from Company or otherwise violate the Non-Compete. In the event that Employee’s discussions or business with customers of Company violates the Non-Compete, Employee shall have thirty (30) days to cure such breach of this Agreement.
5. Non-Solicitation of Company Employees.
     5.1 Consistent with Employee’s obligations under Section 6 of his Employment Agreement, Employee agrees as follows:
To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and in consideration for the stock options grants and other consideration promised by the Company under his Employment Agreement and this Agreement, during the term of the Employee’s employment with the Company and until October 1, 2006 the Employee will not, directly or indirectly, (i) solicit or hire Bruce Eskowitz, Scott Zeiger, Steve Winton, or David Ian; (ii) solicit or encourage Bruce Eskowitz,

Scott Zeiger, Steve Winton, or David Ian to terminate their respective employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage Bruce Eskowitz, Scott Zeiger, Steve Winton, or David Ian to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated. If, during the term of this nonsolicitation covenant, the Employee learns, (but without any duty or obligation to inquire) that any such employee has accepted employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated (other than the Company), the Employee will immediately send notice to the Company identifying the employee and certifying that the Employee did not breach any provision of this nonsolicitation covenant.
     5.2 Company agrees to release and forever discharge Employee from any and all claims, causes of action, and liability related to conversations Employee has had with Bruce Eskowitz, Scott Zeiger, Steve Winton, or David Ian in violation of Section 5.1 herein, but only to the extent that such conversations occurred prior to the execution of this Agreement. The parties further agree that any discussions Employee has had or will have with Scott Zeiger relating solely to Section 1.5 above do not violate the provisions of Section 5.1 herein.
6. Cooperation: The Employee agrees to cooperate with the Company, as reasonably requested by the Company by responding to questions, attending depositions, administrative proceedings and court hearings, executing documents, and cooperating with the Company and its accountants and legal counsel with respect to business issues, and/or claims and litigation of which he has personal or corporate knowledge. The Employee further agrees, to maintain, in strict confidence, any information of which he has knowledge regarding current and/or future claims, administrative proceedings and litigation (except as required by subpoena or other applicable legal process, after the Company has been given reasonable notice and opportunity to seek relief from such requirement). The Employee agrees not to communicate with any party(ies), their legal counsel or others adverse to the Company in any such claims, administrative proceedings or litigation except through the Company’s designated legal counsel (except as required by subpoena or other applicable legal process, after the Company has been given reasonable notice and opportunity to seek relief from such requirement). The Employee shall make himself available at reasonable times and upon reasonable notice to answer questions or provide other information within his possession as requested by the Company relating to the Company, its subsidiaries and/or their respective operations in order to facilitate the smooth transition of the Employee’s duties to his successor. The Company shall reimburse the Employee for any documented out-of-pocket expenses, including but not limited to reasonable and necessary legal fees, reasonably incurred by the Employee in complying with this Paragraph.
7. Other Understandings and Agreements:
     7.1 Employee agrees that this Agreement binds him and also binds his spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with him.
     7.2 Employee promises and represents that he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, except (1) to the extent necessary to report income to appropriate taxing authorities; (2) in response to an order or subpoena of a court of competent jurisdiction; (3) in response to any subpoena issued by a state or federal governmental agency; (4) in order to clarify terms of the right of first refusal and/or overhead contributions with any financing partners; or (5) to his spouse, attorneys and financial advisors, as necessary, and all of whom shall agree to keep this Agreement confidential as a condition of any such disclosure. The Company shall issue a press release regarding the new relationship and activities of the parties as mutually agreed upon by the Company and the Employee.
     7.3 Employee promises and represents that he will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Company.
     7.4 Employee may take up to twenty-one (21) days from receipt of this Agreement to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so by Company. If Employee has not signed this Agreement as of the 22nd day after receipt, this severance offer is revoked by Company. In deciding whether to accept the terms of this Agreement, Employee is also advised that he may revoke this entire release up to seven days following its execution and that he may consult with an attorney of his choice.
     7.5 Employee agrees that, if any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.
     7.6 This Agreement contains the entire understanding between Employee, Company and Clear Channel, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement, including, but not limited to, Employee’s Employment Agreement. Notwithstanding the foregoing, Section 4 (Nondisclosure of Confidential Information), Section 5 (Non-Competition) and Section 6 (Nonsolicitation of Company Employees) of Employee’s Employment Agreement shall remain in full force and effect, except as modified in this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company and/or Clear Channel.

     7.7 Any disputes that relate in any way to the provisions of this Agreement shall be arbitrated by a single arbitrator pursuant to the American Arbitration Association National Rules for the Resolution of Employment Disputes. With the exception of attorney’s fees, all American Arbitration Association expenses will be paid by Company.
     7.8 This Agreement shall be construed in accordance with the laws of the State of Texas without regard to any applicable conflicts of law and shall be deemed performable in San Antonio, Bexar County, Texas.
     7.9 Employee represents and certifies that he (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) understands that he has the right to consult with an attorney; (6) has determined that it is in his best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.
ACCEPTED AND AGREED:

BRIAN E. BECKER
Date: 10/3/05	/s/ Brian E. Becker

SFX ENTERTAINMENT, INC., D/B/A CLEAR CHANNEL ENTERTAINMENT

Date: 10/4/05	By:	/s/ Randall T. Mays
Name Randall T. Mays
	Title:	Interim Chief Executive Officer

CLEAR CHANNEL COMMUNICATIONS, INC.
Date: 10/4/05	By:	/s/ Randall T. Mays
Name Randall T. Mays
	Title:	Executive Vice President

EXHIBIT A
SUMMARY OF ADDITIONAL COMPENSATION TERMS

			Prorated Amount of
	Amount of Compensation		Compensation
Percentage EBITDA Increase	2005		2006
			(percentage
			increase in EBITDA
			for the full
			calendar year,
			multiplied by
			119/365 - the ratio
			of the number of
			days in 2006
			through April 29,
			2006 to the total
			number of days in
			the year )

Less than 15.0%	$0.00		$0.00
15.00% but less than 17.50%	$225,000.00		$73,356.00
17.50% but less than 20.00%	$250,000.00		$81,507.00
20.00% but less than 22.50%	$300,000.00		$97,808.00
22.50% but less than 25.00%	$350,000.00		$114,110.00
25.00% but less than 26.00%	$400,000.00		$130,411.00
26.00% but less than 27.00%	$460,000.00		$149,973.00
27.00% but less than 28.00%	$530,000.00		$172,795.00
28.00% but less than 29.00%	$610,000.00		$198,877.00
29.00% but less than 30.00%	$700,000.00		$228,219.00
30% or over	$800,000.00	plus*	$260,822.00	plus*

*	For 2005: ($100,000.00 multiplied by the total of each full 1.0% EBITDA increase over 30%).
For example: If the percentage EBITDA increase is 35.30%, then the Amount of Annual Bonus will be $1,300,000.00 ($800,000.00 plus ($100,000.00 x 5)).

*	For 2006: ($32,603.00 multiplied by the total of each full 1.0% EBITDA increase over 30%).
For example: If the percentage EBITDA increase is 35.30%, then the Amount of Compensation will be $423,837.00 ($260,822.00 plus ($32,603.00 x 5)).

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